Exhibit 99.1

NEWS RELEASE

GP STRATEGIES REPORTS STRONG SECOND QUARTER 2011 EARNINGS OF

$0.25 PER SHARE

Elkridge, MD. August 4, 2011. GP Strategies Corporation (NYSE: GPX), a global performance improvement solutions provider of sales and technical training, e-Learning solutions, management consulting and engineering services through its principal operating subsidiary General Physics Corporation, today reported financial results for the quarter ended June 30, 2011.

Overview of Second Quarter 2011 Results:

•                  Revenue of $86.0 million for second quarter of 2011, up $19.9 million or 30% compared to $66.1 million for second quarter of 2010

•                  EBITDA of $9.6 million for second quarter of 2011, up $2.9 million or 45% compared to EBITDA of $6.6 million for second quarter of 2010

•                  Earnings of $0.25 per diluted share for second quarter of 2011 compared to earnings of $0.17 per diluted share for second quarter of 2010

The Company earned $0.25 per share for the quarter ended June 30, 2011 compared to $0.17 per share for the same period in 2010 including certain non-recurring items and acquisition related amounts. The second quarter results include a $1.0 million gain on the reversal of a deferred rent liability related to the execution of a new lease for the Company’s Troy, Michigan facility during the quarter. The results also include a net loss of $43,000 in the second quarter of 2011 compared to a net gain of $628,000 in the second quarter of 2010 on the change in fair value of contingent consideration related to acquisitions. In addition, the Company incurred $454,000 of transaction expenses during the second quarter for acquisitions completed. The acquired RWD business contributed $15.5 million of revenue and $2.5 million of gross profit, or 16% gross margin, during the second quarter of 2011.  In addition, other recently completed acquisitions contributed approximately $3.1 million of revenue during the second quarter of 2011. EBITDA increased $2.9 million or 45% during the second quarter of 2011 compared to the second quarter of 2010 primarily due to an increase in gross profit which resulted from increased revenue and margins, and an increase in income related to the gain on reversal of the facility lease liability. Net income was $4.7 million for the second quarter of 2011 compared to $3.1 million for the second quarter of 2010.

“I am pleased to report that we achieved extremely strong financial results in the second quarter of 2011,” said Scott N. Greenberg, Chief Executive Officer of GP Strategies. “Our acquisition of RWD Technologies on April 15, 2011 was accretive to earnings, enabling us to achieve record performance in both revenue and EBITDA at General Physics. Our continued efforts to grow organically while concurrently making selective acquisitions will bode well for the long-term growth of the Company. We believe that as we further increase our platform of services, we can take advantage of global opportunities and establish the Company as a unique brand in a highly fragmented training industry.”

Balance Sheet and Cash Flow Highlights

As of June 30, 2011, the Company had cash and cash equivalents of $5.6 million, short-term borrowings outstanding of $6.5 million and available borrowings under its revolving credit facility of $27.7 million as of June 30, 2011. Cash provided by operating activities was $2.4 million for the quarter ended June 30, 2011 and $4.8 million for the six months ended June 30, 2011.

Investor Call

The Company has scheduled an investor conference call for 10:00 a.m. ET on Thursday, August 4, 2011. In addition to prepared remarks from management, there will be a question and answer session on the call. The dial-in numbers for the live conference call are 800-738-1032 or 212-231-2921, using conference ID number 21525795. A telephone replay of the call will also be available beginning at 12:00 p.m. on August 4th, until 12:00 p.m. on August 18th. To listen to the replay, dial 800-633-8284 or 402-977-9140, using conference ID number 21525795.

Presentation of Non-GAAP Information

This press release contains non-GAAP financial measures, including EBITDA (earnings before interest, income taxes, depreciation and amortization). The Company believes this non-GAAP financial measure is useful to investors in evaluating the Company’s results. This measure should be considered in addition to, and not as a replacement for, or superior to, either net income, as an indicator of the Company’s operating performance, or cash flow, as a measure of the Company’s liquidity. In addition, because EBITDA may not be calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies. For a reconciliation of this non-GAAP financial measure to the most comparable GAAP equivalent, see the Non-GAAP Reconciliation — EBITDA, along with related footnotes, below.

About GP Strategies Corporation

GP Strategies, whose principal operating subsidiary is General Physics Corporation (GP), is a NYSE-listed company (GPX). GP is a global performance improvement solutions provider of sales and technical training, e-Learning solutions, management consulting and engineering services. GP’s solutions improve the effectiveness of organizations by delivering innovative and superior training, consulting and business improvement services, customized to meet the specific needs of its clients. Clients include Fortune 500 companies, manufacturing, process and energy industries, and other commercial and government customers. Additional information may be found at www.gpworldwide.com.

Forward-Looking Statements

We make statements in this press release that are considered forward-looking statements within the meaning of the Securities Exchange Act of 1934. These statements are not guarantees of our future performance and are subject to risks, uncertainties and other important factors that could cause our actual performance or achievements to be materially different from those we project. For a full discussion of these risks, uncertainties and factors, we encourage you to read our documents on file with the Securities and Exchange Commission, including those set forth in our periodic reports under the forward-looking statements and risk factors sections. Except as required by law, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

TABLES FOLLOW

GP STRATEGIES CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Quarters ended		Six months ended
	June 30,		June 30,
	2011	2010	2011	2010

Revenue	$86,034	$66,139	$150,327	$123,029
Cost of revenue	71,323	55,429	124,824	104,135
Gross profit	14,711	10,710	25,503	18,894
Selling, general and administrative expenses	7,863	5,996	14,611	11,439
Gain on reversal of deferred rent liability	1,041	—	1,041	—
Gain (loss) on change in fair value of contingent consideration, net	(43)	628	203	1,533
Operating income	7,846	5,342	12,136	8,988
Interest expense	65	50	98	100
Other income	160	152	341	294
Income before income tax expense	7,941	5,444	12,379	9,182
Income tax expense	3,230	2,301	5,078	3,868
Net income	$4,711	$3,143	$7,301	$5,314

Basic weighted average shares outstanding	18,776	18,614	18,750	18,606
Diluted weighted average shares outstanding	19,049	18,702	18,971	18,708

Per common share data:
Basic earnings per share	$0.25	$0.17	$0.39	$0.29
Diluted earnings per share	$0.25	$0.17	$0.38	$0.28

Other data:
EBITDA (1)	$9,554	$6,606	$15,091	$11,511

(1)   The term EBITDA (earnings before interest, income taxes, depreciation and amortization) is a non-GAAP financial measure that the Company believes is useful to investors in evaluating its results. For a reconciliation of this non-GAAP financial measure to the most comparable GAAP equivalent, see the Non-GAAP Reconciliation — EBITDA, along with related footnotes, below.

GP STRATEGIES CORPORATION AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL INFORMATION

(In thousands)

(Unaudited)

	Quarters ended		Six months ended
	June 30,		June 30,
	2011	2010	2011	2010
Revenue by segment:
Manufacturing & BPO	$43,431	$36,491	$80,569	$67,384
Process & Government	9,987	10,745	20,105	21,339
Energy	5,602	5,645	11,503	11,077
Sandy Training & Marketing	15,002	13,258	26,138	23,229
RWD (2)	12,012	—	12,012	—
Total revenue	$86,034	$66,139	$150,327	$123,029

Gross profit by segment:
Manufacturing & BPO	$6,989	$5,666	$12,660	$10,021
Process & Government	1,792	1,899	3,613	3,486
Energy	1,823	1,751	3,535	2,950
Sandy Training & Marketing	2,213	1,394	3,801	2,437
RWD (2)	1,894	—	1,894	—
Total gross profit	$14,711	$10,710	$25,503	$18,894

Operating income by segment:
Manufacturing & BPO	$3,186	$2,420	$5,203	$3,999
Process & Government	1,077	1,115	1,929	1,828
Energy	1,449	1,315	2,642	2,045
Sandy Training & Marketing	973	224	1,363	302
RWD (2)	678		678
Corporate and other costs	(515)	(360)	(923)	(719)
Gain on reversal of deferred rent liability	1,041	—	1,041	—
Gain (loss) on change in fair value of contingent consideration, net	(43)	628	203	1,533
Total operating income	$7,846	$5,342	$12,136	$8,988

Supplemental Cash Flow Information:
Net cash provided by operating activities	$2,418	$6,515	$4,794	$10,262
Capital expenditures	(773)	(232)	(1,531)	(441)
Free cash flow	$1,645	$6,283	$3,263	$9,821

(2)          In connection with the acquisition of the consulting business of RWD Technologies, LLC (RWD) on April 15, 2011, a portion of the acquired business constitutes a separate reportable segment named RWD, and certain other business units of RWD are included in the Manufacturing & BPO and Sandy Training & Marketing segments.

GP STRATEGIES CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	June 30,	December 31,
	2011	2010
	(Unaudited)
Current assets:
Cash and cash equivalents	$5,588	$28,902
Accounts and other receivables	62,405	47,874
Inventories, net	315	305
Costs and estimated earnings in excess of billings on uncompleted contracts	20,391	12,929
Prepaid expenses and other current assets	7,927	5,813
Total current assets	96,626	95,823
Property, plant and equipment, net	4,191	2,965
Goodwill and other intangibles, net	103,466	82,791
Other assets	1,821	1,617
Total assets	$206,104	$183,196

Current liabilities:
Short-term borrowings	$6,521	$—
Accounts payable and accrued expenses	41,212	32,694
Billings in excess of costs and estimated earnings on uncompleted contracts	15,966	15,807
Total current liabilities	63,699	48,501
Other noncurrent liabilities	8,164	9,908
Total liabilities	71,863	58,409
Total stockholders’ equity	134,241	124,787
Total liabilities and stockholders’ equity	$206,104	$183,196

Non-GAAP Reconciliation — EBITDA (3)

(In thousands)

(Unaudited)

	Quarters ended		Six months ended
	June 30,		June 30,
	2011	2010	2011	2010
Net income (4)	$4,711	$3,143	$7,301	$5,314
Interest expense	65	50	98	100
Income tax expense	3,230	2,301	5,078	3,868
Depreciation and amortization	1,548	1,112	2,614	2,229
EBITDA	$9,554	$6,606	$15,091	$11,511

(3)          Earnings before interest, income taxes, depreciation and amortization (EBITDA) is a widely used non-GAAP financial measure of operating performance. It is presented as supplemental information that the Company believes is useful to investors to evaluate its results because it excludes certain items that are not directly related to the Company’s core operating performance. EBITDA is calculated by adding back to net income interest expense, income tax expense, depreciation and amortization,. EBITDA should not be considered as substitutes either for net income, as an indicator of the Company’s operating performance, or for cash flow, as a measure of the Company’s liquidity. In addition, because EBITDA may not be calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies.

(4)          Net income includes the following non-recurring or acquisition-related amounts:

•                  A $1,041,000 gain on reversal of a deferred rent liability during the second quarter of 2011, which results in $0.03 per share for both the three and six months ended June 30, 2011 after being tax effected.

•                  A net loss of $43,000 and a net gain of $203,000 on the change in fair value of contingent consideration for the three and six months ended June 30, 2011, respectively, compared to net gains of $628,000 and $1,533,000 for the three and six months ended June 30, 2010, respectively.

•                  $454,000 and $1,299,000 of transaction expenses during the three and six months ended June 30, 2011, respectively, related to the completion of acquisitions.

# # # #

C O N T A C T S:

Scott N. Greenberg	Sharon Esposito-Mayer	Ann M. Blank
Chief Executive Officer	Chief Financial Officer	Investor Relations
(410) 379-3640	(410) 379-3636	(410) 379-3725